EXHIBIT 11

TRISM, INC.
Computation of Basic and Diluted Loss Per Common Share
For the three months ended September 30, 2000 and 1999
(In thousands, except per share amounts, unaudited)

	Reorganized Company	Predecessor Company

	September 30, 2000	September 30, 1999

Net loss	$ (1,951)	$ (5,571)
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Weighted average number of shares

Basic:
Average common shares outstanding	2,000	5,702

Diluted:
Average common shares outstanding	2,000	5,702
Common share equivalents resulting from
assumed exercise of stock options	-	-

	2,000	5,702

Basic and diluted loss per common share	$ (0.98)	$ (0.98)
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EXHIBIT 11, continued

TRISM, INC.
Computation of Basic and Diluted Loss Per Common Share
(In thousands, except per share amounts, unaudited)

	Reorganized Company	Predecessor Company

	Seven and one half Months Ended	One and one half Months Ended	Nine Months Ended

	September 30, 2000		September 30, 1999
Loss before extraordinary item	$ (2,270)	$ (40,632)	$ (11,920)
and cumulative effect of accounting change

Extraordinary item, gain on extinguishment	-	42,682	-
of debt

Cumulative effect of accounting change	-	-	(274)

Net income (loss)	$ (2,270)	$ 2,050	$ (12,194)
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Weighted average number of shares

Basic:
Average common shares outstanding	2,000	5,702	5,702

Diluted:
Average common shares outstanding	2,000	5,702	5,702
Common share equivalents resulting from
assumed exercise of stock options	-	-	-

	2,000	5,702	5,702

Basic income (loss) per common share:

Loss before extraordinary item and
cumulative effect of accounting change	$ (1.14)	$ (7.13)	$ (2.09)
Extraordinary item	-	7.49	-
Cumulative effect of accounting change	-	-	(0.05)

Net income (loss)	$ (1.14)	$ 0.36	$ (2.14)
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Diluted income (loss) per share:

Loss before extraordinary item and
cumulative effect of accounting change	$ (1.14)	$ (7.13)	$ (2.09)
Extraordinary item	-	7.49	-
Cumulative effect of accounting change	-	-	(0.05)

Net income (loss)	$ (1.14)	$ 0.36	$ (2.14)
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Earnings (Loss) Per Share

Basic earnings (loss) per share excludes dilution and is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding. Common shares outstanding include issued shares less shares held in treasury. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock (common stock equivalents). Diluted earnings per share is calculated by dividing net income by the sum of the weighted average number of common shares outstanding and dilutive common stock equivalents at the end of each reporting period. Common stock equivalents are excluded from the diluted calculation if a net loss was incurred for the period as these transactions are anti-dilutive.